CERTIFICATE OF DESIGNATION OF PREFERENCES
              AND RIGHTS OF SERIES A PREFERRED STOCK
                               OF
                        VIEW SYSTEMS, INC.

      (Pursuant to Nevada Revised Statutes Section 78.1955)

The undersigned, being the President of View Systems, Inc., a Nevada corporation (the "Corporation"), certifies that the Board of Directors of the Corporation, pursuant to the authority granted in "Article II: Shares" of the Corporation's Certificate of Incorporation, as amended, has adopted the following resolutions:

      "WHEREAS, the Certificate of Incorporation of the Corporation, as amended, provides for a class of shares known as preferred stock, issuable from time to time in one or more series, par value $.01;

      WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences and restrictions granted to or imposed upon any wholly unissued series of preferred stock, to fix the number of shares constituting any such series, and to determine the designation thereof, or any of them; and

      WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges and restrictions relating to the series of Preferred Stock and the number of shares constituting and the designation of such initial series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors establishes a series of preferred stock and has prescribed the following voting powers, designations, preferences, limitations, restrictions and relative rights of such series:

      A. Designation. The series of preferred stock shall be designated as Series A Preferred Stock (the "Series A Preferred Stock").

      B.  Number.   The number of shares constituting the Series A Preferred
          Stock shall be 10,000,000. None of the Series A Preferred Stock have been issued.

      C. Liquidation Rights. The holders of the Series A Preferred Stock shall have liquidation rights as follows (the "Liquidation Rights"):

          1. In the event of any liquidation, dissolution or winding up of the Corporation, holders of shares of Series A Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $.01 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of the Corporation's stock hereafter issued that ranks junior as to liquidation rights to the Series A Preferred Stock. But the holders of Series A Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Corporation's stock hereafter issued that ranks senior as to liquidation rights to the Series A Preferred Stock ("senior liquidation stock") has been paid in full. The holders of Series A Preferred Stock and all other series or classes of the Corporation's stock hereafter issued that rank on a parity as to liquidation rights with the Series A Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Series A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

          2. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

      D. Conversion. The holders of the Series A Preferred Stock shall not have conversion rights.

      E. Corporate Change. In the event of a merger, reorganization, recapitalization or similar event of, or with respect to, the Corporation (a "Corporate Change") (other than a Corporate Change in which the Corporation is the surviving entity or in which all of substantially all of the consideration received by the holders of the Corporation's capital stock upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), this Series A Preferred Stock shall be assumed by the acquiring entity.

      F. Voting Rights. The Holders of the Series A Preferred Stock shall have 15 votes for every share of Series A Preferred Stock held and shall be entitled to vote on any and all matters brought to a vote of shareholders of Common Stock. Holders of Series A Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's Bylaws and applicable statutes.

      G. Protective Provisions. So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by voting or written consent, as provided by Nevada law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock:

          1. alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the Series A Preferred Stock;

          2. create any new class or series of stock having a preference over the Series A Preferred Stock with respect to Distributions (as defined in Paragraph A above):

          3. do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

      H.  Redemption of Stock.

          1. Redemption Price. For each share of Series A Preferred Stock which is to be redeemed, the Corporation will be obligated on the Redemption Date (as defined below) to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office or to the Corporation's transfer agent of the certificates representing such shares of Series A Preferred Stock) an amount in immediately available funds equal to the Liquidation Value plus all accrued dividends as of the Redemption Date.

          2. Notice of Redemption. The Corporation will mail written notice of each redemption of Series A Preferred Stock to each record holder of Series A Preferred Stock not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made. The date specified in such notice for redemption is herein referred to as the "Redemption Date."

          3. Termination of Rights. On the Redemption Date all rights pertaining to the Series A Preferred Stock, including, but not limited to, any right of conversion, will cease, and such Series A Preferred Stock will not be deemed to be outstanding. All certificates representing the Series A Preferred Stock subject to redemption will represent only the right to receive payment in accordance with the provisions of this Paragraph H.

          4. Redeemed or Otherwise Acquire Shares. Any shares of Series A Preferred Stock which are redeemed or otherwise acquired by the Corporation shall be canceled, may not be reissued as Series A Preferred Stock, and shall be returned to the status of authorized and unissued shares of Preferred Stock without designation as to series.

      I. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

      J. Amendments. Subject to Paragraph G above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Series A Preferred Stock may be amended by a resolution of the Board of Directors.

DATED this 22nd day of March, 2005.

                                    /s/ Gunther Than
                                    ______________________________
                                    Gunther Than, President



                                    /s/ Michael L. Bagnoli
                                    ______________________________
                                    Michael L. Bagnoli,  Secretary


State of Indiana                    )
                                    :ss.
County of Tippecanoe                )

     On the 22nd day of March, 2005 personally appeared before me, a notary public (or judge or other authorized person, as the case may be) duly commissioned and sworn, Gunther Than and Michael L. Bagnoli, President and Secretary, respectively, of View Systems, Inc., personally known or proven to e on the basis of satisfactory evidence to be the persons whose names are subscribed to the foregoing Certificate of Designation and Preferences and who acknowledged that they executed the instrument.

     IN WITNESS WHEREOF, I have executed this notary and affixed my official seal.


/s/ Lisa R. Powers
___________________________________
NOTARY PUBLIC

My Commission Expires: Jan. 5, 2013
                                                   NOTARY SEAL